Exhibit 12.1

Pennsylvania Real Estate Investment Trust

Statement of Combined Fixed Charges and Preference Dividends to Earnings

		6 Months Ended		Year Ended
	6 Months Ended	June 30,	Year Ended	December 31,	Year Ended	Year Ended	Year Ended	Year Ended
	June 30, 2017	2017 Pro Forma(1)	December 30, 2016	2016 Pro Forma(1)	December 30, 2015	December 30, 2014	December 30, 2013	December 30, 2012
(dollars in thousands)
Income (loss) before allocation to minority interests and income from investments in unconsolidated joint ventures	$(61,653)	$(65,756)	$(31,190)	$(35,293)	$(139,107)	$(24,831)	$(30,227)	$(52,657)

Plus fixed charges:
Interest expense (including amortization of finance charges)	29,756	29,756	70,724	70,724	81,096	82,165	98,731	122,118
Capitalized interest	2,969	2,969	1,326	1,326	604	1,883	874	1,549
Interest within rental expense	295	295	610	610	715	392	456	1,154

Total Fixed Charges	33,020	33,020	72,660	72,660	82,415	84,440	100,061	124,821

Preferred dividends	13,272	12,653	15,848	14,611	15,848	15,848	15,848	7,984

Total Fixed Charges and Preferred Dividends	46,292	45,673	88,508	87,271	98,263	100,288	115,909	132,805

Plus amortization of capitalized interest	663	663	1,346	1,346	1,626	2,087	2,291	2,169

Plus distributed income of investments in unconsolidated joint ventures	6,965	6,965	22,094	22,094	5,868	12,127	9,023	13,002

Less capitalized interest	(2,969)	(2,969)	(1,326)	(1,326)	(604)	(1,883)	(874)	(1,549)

Less preferred dividends	(13,272)	(12,653)	(15,848)	(14,611)	(15,848)	(15,848)	(15,848)	(7,984)

Total Earnings	(23,974)	(28,077)	63,584	59,481	(49,802)	71,940	80,274	85,786

Interest expense (Incl. Amortization of Deferred Finanancing Costs)	29,756	29,756	70,724	70,724	81,096	82,165	98,731	122,118
Capitalized interest	2,969	2,969	1,326	1,326	604	1,883	874	1,549
Interest within rental expense	295	295	610	610	715	392	456	1,154
Preferred dividends	13,272	12,653	15,848	14,611	15,848	15,848	15,848	7,984
Fixed Charges	46,292	45,673	88,508	87,271	98,263	100,288	115,909	132,805

Combined Fixed Charges and Preference Dividends	46,292	45,673	88,508	87,271	98,263	100,288	115,909	132,805

Total Earnings	(23,974)	(28,077)	63,584	59,481	(49,802)	71,940	80,274	85,786

Ratio of Earnings to Fixed Charges	(0.73)	(0.85)	0.88	0.82	(0.60)	0.85	0.80	0.69

Ratio of Combined Earnings to Fixed Charges and Preference Dividends	(0.52)	(0.61)	0.72	0.68	(0.51)	0.72	0.69	0.65

(1)	The pro forma ratios of earnings to fixed charges and ratios of combined earnings to fixed charges and preference dividends for the pro forma six months ended June 30, 2017 and the pro forma year ended December 31, 2016 reflect:

a. Decreased preferred dividends of $0.6 million and $1.2 million, respectively, from the issuance of the Series D Preferred Shares and the redemption of the Series A preferred shares, and

b. A $4.1 million decrease in loss before allocation to minority interests and income from unconsolidated joint ventures in each of the pro forma six months ended June 30, 2017 and the pro forma year ended December 31, 2016 periods, reflecting the retirement of issuance costs related to the Series A Preferred Shares.